Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

hhgregg, Inc.:

We consent to the use of our report dated May 27, 2010, with respect to the consolidated balance sheets of hhgregg, Inc. and subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2010, and the effectiveness of internal control over financial reporting as of March 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana

November 30, 2010